Exhibit 3.7


                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                   [Company]


                  FIRST: The name of the Corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of one cent ($0.01).

                  FIFTH: The Corporation's Board of Directors shall consist of one or more director(s).

                  SIXTH: The Corporation reserves the right from time to time to amend or repeal any provision in this Certificate of Incorporation, and any other provision authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges conferred upon stockholders, directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws.